UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Equitable Resources, Inc.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUBJECT:  ANNUAL SHAREHOLDERS’ MEETING

                The Company’s Annual Meeting of Shareholders will be held in Pittsburgh on Wednesday, April 13, 2005.  Proxy material was mailed to all record shareholders on March 11, 2005, as well as to participants in the Company’s 401(k) Plan who have an Equitable stock account and to employees who hold restricted Equitable shares.  If you own Equitable stock in “street name” through a broker, you will receive the same material from that source.

                If you have not already done so, please vote each of your proxy and/or direction cards via the Internet, telephone or by signing, dating and returning the cards in the envelopes provided as soon as possible.  The direction card(s) for the 401(k) shares can be returned in the envelope(s) addressed to Mellon Investor Services who will tabulate the votes for Fidelity.  Fidelity in turn will vote your shares as directed by you on the direction card(s).

                If you have received a direction card for restricted shares, please return it to Jean F. Marks for recording and tabulation.  You are not permitted to vote these shares via the Internet or telephone.

                Please vote all of your shares by responding to each proxy or direction card promptly.

                Because a large number of employees are shareholders, we obviously could not operate efficiently if we were to invite all employee shareholders to attend the Annual Meeting.  Therefore, only those employees who are specifically requested by Murry Gerber to be present at the shareholders’ meeting will be authorized to attend.  Otherwise, you will need to take a day’s vacation if you wish to attend the meeting.

                If you have any questions, please call the Corporate Secretary’s office at 412-553-5891.

                Managers, please post this for the benefit of those employees who do not have e-mail access.